EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--304,
Defined Asset Funds (California, Maryland and Virginia Trusts):

We consent to the use in this Registration Statement No. 333-13435 of our report dated January 31, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--304, Defined Asset Funds (California, Maryland and Virginia Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
January 31, 1997